Exhibit 99.1

NAUTILUS, INC. BEGINS FISCAL 2022 WITH STRONG FIRST QUARTER RESULTS

Total Net Sales increased 62% to $185 million, the highest fiscal first quarter sales result in company history

Record Breaking Retail Segment Quarterly Net Sales of $120 million

Operating Income of $18 million, Operating Margin of 10%, EBITDA of $20 million

Advances JRNY® platform, including FitOn partnership.

VANCOUVER, WASHINGTON, August 9, 2021 - Nautilus, Inc. (NYSE: NLS) today reported its unaudited operating results for the fiscal 2022 first quarter ended June 30, 2021.

Fiscal 2022 First Quarter Ended June 30, 2021 Compared to June 30, 2020

•Net sales were $184.6 million, up 61.7% compared to $114.2 million for the same period last year, and up 74.4%, excluding sales related to the Octane brand, which was sold in October 2020. Sales growth was driven primarily by continued demand for connected fitness bikes and treadmills, like the Bowflex® VeloCore® bike and Bowflex® T22 Treadmill, and robust sales of SelectTech® weights.

•Gross profit was $55.5 million, up 17.1% compared to $47.4 million for the same period last year. Gross margins were 30.1% this year compared to 41.5% for the same period last year. This margin pressure is the result of current macro events affecting not just the Company but many others as well. The 11.4 ppt decrease in gross margins was primarily due to: higher landed product costs driven by inflationary price increases in commodities and components, foreign exchange, and elevated transportation costs, partially offset by sales price increases (-6 ppts), channel mix as Direct segment sales were 34% versus 44% last year (-3 ppts), outbound freight (-1 ppt), and a strategic decision to end production of select SKUs (-1 ppt).

•Operating expenses were $37.6 million, a decrease of $16.9 million, or 30.9%, compared to the same period last year, primarily due to the $29.0 million loss on disposal group for the same period last year partially offset by increased selling and marketing expenses, as the Direct business returned to more normalized levels of advertising and the company invested in incremental brand marketing. Total advertising expenses were $11.6 million this year versus $2.8 million last year. General and administrative expenses and product development expenses also increased versus last year primarily driven by investments in JRNY®.

•Operating income was $17.9 million or 9.7% operating margin, a $25.0 million improvement compared to a loss of $7.1 million for the same period last year. JRNY® investments were $4.6 million this year versus $1 million last year and brand marketing was $3.4 million this year versus $0 last year. Excluding these investments, our Q1 2022 operating margins have been improved by 4 percentage points.

•Income from continuing operations improved to $14.0 million, or $0.43 per diluted share, compared to a loss of $5.0 million, or $0.17 per diluted share, for the same period last year.

•Net income was $13.9 million, or $0.43 per diluted share, compared to a net loss of $5.1 million, or $0.17 per diluted share, for the same period last year.

•The effective tax rate was 19.7% this year compared to 32.0% for the same period last year.

•The following statements exclude the impact of the loss on disposal group last year1.

◦Adjusted operating expenses were $37.6 million or 20.4% of sales compared to $25.5 million or 22.3% of sales last year.

◦Adjusted operating income was $17.9 million compared to last year’s $21.9 million, driven by lower gross margins, the return to normalized levels of brand marketing, and North Star investments.

◦Adjusted income from continuing operations was $14.0 million, or $0.43 per diluted share, compared to $16.8 million, or $0.56 per diluted share.

◦Adjusted EBITDA from continuing operations was $21.0 million compared to $25.5 million last year.

1 See "Reconciliation of Non-GAAP Financial Measures" and "Loss on Disposal Group" for more information

JRNY® update

Nautilus Inc. continues to enhance the JRNY® platform, creating differentiated connected fitness experiences for their members. In the past quarter, the Company enhanced its content library, adding 200+ trainer-led videos and commissioning additional Explore the World content. They introduced the JRNY® app for use with its popular IC4 and C6 bikes further expanding its diverse lineup of connected products.

Today, Nautilus also announced a strategic partnership with digital fitness provider, FitOn. Under the agreement, JRNY® members will have access to hundreds of off-product workouts through the JRNY® digital fitness platform and app to keep members engaged and reaching their fitness goals.

Management Comments

“I’m really pleased by how our team delivered in comparison to last year, the first full quarter that benefitted from the COVID-related tailwinds. We delivered the highest fiscal Q1 net sales in company history, highlighting the continued demand for at-home fitness products. Retail grew sales by 91% or 107% excluding Octane, delivering record net sales of $120 million, while Direct grew by 26%. We generated $18 million in operating income and 10% operating margins even with the continued external pressure of elevated logistics costs and supply inflation. Importantly, we made great progress on our North Star strategy, with improved incremental brand advertising and further enhancements to our JRNY® digital fitness platform,” said Jim Barr, Nautilus Inc. Chief Executive Officer.

“We have generated record results for three sequential quarters, underscoring the momentum of our execution of North Star, our long-term transformation plan. We believe that our planned North Star investments, particularly in marketing and our JRNY® platform, will result in more predictable growth and consistent and expanding profitability. We will continue to enhance JRNY® to provide our members with a differentiated experience and our recently announced FitOn partnership is an example of that commitment. Our team’s focus on executing North Star has enabled us to reach more of our target customers, grow our member base, add new retailer partners, reduce backlog, and improve our inventory position. These areas of focus combined with our improving connected fitness experience have us very well positioned to deliver sustainable long-term growth and profitability,” continued Mr. Barr.

Fiscal 2022 First Quarter ended June 30, 2021 Segment Results Compared to June 30, 2020

Direct Segment

•Direct segment sales were $63.4 million, up 25.7% compared to the same period last year.

•Strength product sales grew 559.4% to a historical record, led by the popular SelectTech® weights and Bowflex® Home Gyms. Cardio sales declined 31.1%, primarily due to end-of-life products that are no longer available for sale this year and a decline in sales of the Schwinn® IC4 and Bowflex® C6 bikes that was partially offset by VeloCore® sales.

•As of June 30, 2021, the Direct's segment's backlog totaled $3.1 million compared to $26.5 million as of March 31, 2021. These amounts represent unfulfilled consumer orders net of current promotional programs and sales discounts.

•Direct’s sales results, excluding backlog, were more in line with typical seasonality, with the quarters ending June and ending September representing the lower sales volume quarters.

•Gross margins were 38.7% versus 54.6% last year. The 15.9 ppt decrease in gross margin was primarily driven by: higher landed product costs (-6 ppts), higher outbound freight costs (-6 ppts), deleveraging of fixed costs as direct sales grew slower than retail’s (-2 ppts), a strategic decision to end production of select SKUs (-1 ppt), and increased investments in JRNY® (-1 ppt). Gross profit was $24.5 million, down 10.9% versus last year.

•Segment contribution income was $6.8 million or 10.7% of sales, compared to $17.0 million or 33.7% of sales last year. The decline was primarily driven by lower gross profit and the return to normalized advertising expenditures. Advertising expenses were $8.0 million compared to $2.4 million last year.

Retail Segment

•Retail segment sales were $120.5 million, the best quarterly sales in segment history.

•Net sales were up 91.4% from the same period last year, or 120.7% excluding sales related to the Octane brand. Retail segment sales outside the United States and Canada grew 70%, or 102% excluding Octane.

•Strength product sales grew by 119.3%, led by our popular SelectTech® weights and benches and Bowflex® Home Gyms. Cardio sales increased by 83.5%, to a historical record, driven by connected-fitness bikes and treadmills.

•As of June 30, 2021, the Retail segment's backlog totaled $141.9 million compared to $178.6 million as of March 31, 2021. These amounts represent customer orders for future shipments and are net of contractual rebates and consideration payable to applicable Retail customers.

•Gross margins were 25.1% compared to 30.3% last year. The 5.2 ppt decrease in gross margin was primarily driven by: higher landed product costs (-6 ppts), a strategic decision to end production of select SKUs (-1 ppt), offset by leverage on fixed costs as retail segment sales grew faster than direct segment sales (+2 ppts). Gross profit was $30.3 million, an increase of 59% versus last year.

•Segment contribution income was $22.1 million or 18.3% of sales, compared to $11.6 million or 18.4% of sales for the same period last year, primarily driven by higher gross profit and expense leverage.

Balance Sheet and Other Key Highlights as of June 30, 2021:

•Cash and Liquidity:

•Cash, cash equivalents, restricted cash and available-for-sale securities were $82.8 million, compared to cash, cash equivalents, restricted cash and available-for-sale securities of $113.2 million as of March 31, 2021. The decrease was primarily due to the increase in inventory.

•Debt was $13.4 million compared to $13.3 million as of March 31, 2021.

•$53.6 million was available for borrowing under the Wells Fargo Asset Based Lending Revolving Facility compared to $54.4 million as of March 31, 2021.

•Trade receivables were $98.2 million, compared to $88.7 million as of March 31, 2021. The increase in trade receivables was primarily due to the timing of customer payments on increased sales.

•Inventory was $111.1 million, compared to $68.1 million as of March 31, 2021. The increase in inventory is driven by the strategic decision to increase on-hand inventory levels ahead of the fitness season given continued disruption in global logistics. More than 60% of inventory as of June 30, 2021 was in-transit.

•Trade payables were $114.6 million, compared to $98.9 million as of March 31, 2021. The increase in trade payables was primarily due to timing of payments for inventory.

•Capital expenditures totaled $1.9 million during the quarter ended June 30, 2021.

Forward Looking Guidance

Second Quarter Fiscal 2022

•The Company’s revenue for the next few quarters will be compared to record results due to the pandemic’s effect on net sales last year. To gauge continued progress against the expanded addressable market, the Company will be measuring business versus last year and versus the same period two years ago for the next few quarters.

•Demand curves for the Direct segment in Q1 and in the first month of Q2 have started to revert to more typical seasonality patterns. Now that Direct’s backlog has returned to more normal levels, the Company expects Direct sales in Q2 to be lower than Q1.

•The Company expects total company net sales for the 2nd quarter of fiscal 2022 to be between $145 million and $155 million, a 2-year revenue CAGR of 53% to 59%.

•Similar to many other companies, the Company expects external gross margin challenges to continue in Q2 and anticipates increased price pressure due to the ongoing chip shortage.

•The Company was pleased with the results of North Star investment in Q1 and plans to continue investing in Q2. Brand marketing expenditures will be between $5 million and $6 million versus $3 million last quarter and zero last year. JRNY® investment will be between $5.5 million and $6.5 million versus $5 million last quarter and $1 million last year. JRNY® investments will further enhance platform functionality via improved adaptive workouts, the addition of a member portal, and additional fresh content, like the ones provided by their new partner FitOn. The Company expects these investments to dilute operating margins by 7 to 8 percentage points.

•Given these investments and the external macro pressure on gross margin, the Company expects operating margins to be in the low single digits.

Back Half of Fiscal 2022

•The Company expects to continue investing in North Star on a “pay as we go” basis.

•The Company assumes that the external macro factors negatively affecting gross margins will continue in Q3 and Q4. Although it’s unclear when the pressure will ease, the Company expects that over time, prices will stabilize and eventually return closer to pre-pandemic levels.

•Until the macro environment improves, the Company expects operating margins to be in the low to mid-single digits for the back half of the year.

•The Company continues to expect full year capital expenditures to be between $12 million and $14 million with the majority earmarked for JRNY® investments.

•The Company reiterates their expectation of reaching 250,000 JRNY® members by the end of FY22

Longer term view, beyond Fiscal 2022

•The Company’s conviction in their North Star strategy has never been stronger. Growth in JRNY® members and their increased engagement confirm the Company’s expectations that their North Star investments will ultimately yield higher quality recurring revenue and long-term profitable growth.

•The Company believes the near-term external gross margin pressures are temporary and are not delaying the Company’s expectations of achieving sustainable operating margins upwards of 15% by FYE 2026, as they realize the long-term benefits of their transformational investments.

Conference Call

Nautilus will discuss our fiscal 2022 first quarter ended June 30, 2021 operating results during a live conference call and webcast on Monday, August 9, 2021 at 1:30 p.m. Pacific Time. The conference call can be accessed by calling (877) 425-9470 in North America. International callers may dial (201) 389-0878. Please note that there will be presentation slides accompanying the earnings call. The slides will be displayed live on the webcast and will be available to download via the webcast player or at http://www.nautilusinc.com/events. The webcast will be archived online within two hours after completion of the call and will be available for six months. Participants from the Company will include Jim Barr, Chief Executive Officer and Aina Konold, Chief Financial Officer.

A telephonic playback will be available from 4:30 p.m. PT, August 9, 2021 through 8:59 p.m. PT, August 30, 2021. Participants can dial (844) 512-2921 in North America and international participants can dial (412) 317-6671 to hear the playback. The passcode for the playback is 13721447.

About Nautilus, Inc.

Nautilus, Inc. (NYSE:NLS) is a global leader in digitally connected home fitness solutions. The company’s brand family includes Bowflex®, Nautilus®, Schwinn®, and JRNY®, its digital fitness platform. With a broad selection of exercise bikes, cardio equipment, and strength training products, Nautilus, Inc. empowers healthier living through individualized connected fitness experiences; and in doing so, envisions building a healthier world, one person at a time.

Headquartered in Vancouver, Washington, the company’s products are sold direct to consumer on brand websites and through retail partners and are available throughout the U.S. and internationally. Nautilus, Inc. uses the investor relations page of its website (www.nautilusinc.com/investors) to make information available to its investors and the market.

Forward-Looking Statements

This press release includes forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995, including: projected, targeted or forecasted financial, operating results and capital expenditures, including but not limited to net sales growth rates, gross margins, operating expenses, operating margins, anticipated demand for the Company's new and existing products, statements regarding the Company's prospects, resources or capabilities; planned investments, strategic initiatives and the anticipated or targeted results of such initiatives; the effects of the COVID-19 pandemic on the Company’s business; and planned operational initiatives and the anticipated cost-saving results of such initiatives. All of these forward-looking statements are subject to risks and uncertainties that may change at any time. Factors that could cause Nautilus, Inc.’s actual expectations to differ materially from these forward-looking statements also include: weaker than expected demand for new or existing products; our ability to timely acquire inventory that meets our quality control standards from sole source foreign manufacturers at acceptable costs; risks associated with current and potential delays, work stoppages, or supply chain disruptions, including shipping delays due to the severe shortage of shipping containers; an inability to pass along or otherwise mitigate the impact of raw material price increases and other cost pressures, including unfavorable currency exchange rates and increased shipping costs; experiencing delays and/or greater than anticipated costs in connection with launch of new products, entry into new markets, or strategic initiatives; our ability to hire and retain key management personnel; changes in consumer fitness trends; changes in the media consumption habits of our target consumers or the effectiveness of our media advertising; a decline in consumer spending due to unfavorable economic conditions; risks related to the impact on our business of the COVID-19 pandemic or similar public health crises; softness in the retail marketplace; availability and timing of capital for financing our strategic initiatives, including being able to raise capital on favorable terms or at all; changes in the financial markets, including changes in credit markets and interest rates that affect our ability to access those markets on favorable terms and the impact of any future impairment. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission, including the “Risk Factors” set forth in our Annual Report on Form 10-K, as supplemented by our quarterly reports on Form 10-Q. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that our actual results may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent developments, events or circumstances.

# # # #
SOURCE: Nautilus, Inc.
Investor Relations:
John Mills
ICR, LLC
646-277-1254
john.mills@ICRinc.com

Media:
John Fread
Nautilus, Inc
360-859-5815
jfread@nautilus.com

Carey Kerns
The Hoffman Agency
503-754-7975
ckerns@hoffmn.com

RESULTS OF OPERATIONS INFORMATION

The following summary contains information from our consolidated statements of operations for the three-months ended June 30, 2021 and 2020 (unaudited and in thousands, except per share amounts):

	Three-Months Ended June 30,
	2021	2020
Net sales	$184,593	$114,188
Cost of sales	129,088	66,792
Gross profit	55,505	47,396
Operating expenses:
Selling and marketing	21,300	12,446
General and administrative	11,523	9,315
Research and development	4,815	3,728
Loss on disposal group	—	29,013
Total operating expenses	37,638	54,502

Operating income (loss)	17,867	(7,106)
Other expense, net	(413)	(222)
Income (loss) from continuing operations before income taxes	17,454	(7,328)
Income tax expense (benefit)	3,438	(2,342)
Income (loss) from continuing operations	14,016	(4,986)
Loss from discontinued operations, net of income taxes	(132)	(124)
Net income (loss)	$13,884	$(5,110)

Basic income (loss) per share from continuing operations	$0.46	$(0.17)
Basic loss per share from discontinued operations	(0.01)	—
Basic net income (loss) per share	$0.45	$(0.17)

Diluted income (loss) per share from continuing operations	$0.43	$(0.17)
Diluted loss per share from discontinued operations	—	—
Diluted net income (loss) per share	$0.43	$(0.17)

Shares used in per share calculations:
Basic	30,697	29,909
Diluted	32,508	29,909

Select Metrics:
Gross margin	30.1%	41.5%
Selling and marketing % of net sales	11.5%	10.9%
General and administrative % of net sales	6.2%	8.2%
Research and development % of net sales	2.6%	3.3%
Operating income (loss) % of net sales	9.7%	(6.2)%

SEGMENT INFORMATION
following tables present certain comparative information by segment and major product lines within each business segment for the three-months ended June 30, 2021 and 2020 (unaudited and in thousands):

	Three-Months Ended June 30,		Change
	2021	2020	$	%
Net sales:
Direct net sales:
Cardio products(1)	$31,430	$45,585	$(14,155)	(31.1)%
Strength products(2)	31,966	4,848	27,118	559.4%
Direct	63,396	50,433	12,963	25.7%

Retail net sales:
Cardio products(1)	89,924	49,011	40,913	83.5%
Strength products(2)	30,560	13,937	16,623	119.3%
Retail	120,484	62,948	57,536	91.4%

Royalty	713	807	(94)	(11.6)%
Consolidated net sales	$184,593	$114,188	$70,405	61.7%

Gross profit:
Direct	$24,514	$27,523	$(3,009)	(10.9)%
Retail	30,278	19,066	11,212	58.8%
Royalty	713	807	(94)	(11.6)%
Consolidated gross profit	$55,505	$47,396	$8,109	17.1%

Gross margin:
Direct	38.7%	54.6%	(1,590)	basis points
Retail	25.1%	30.3%	(520)	basis points

Contribution:
Direct	$6,759	$16,995	$(10,236)	(60.2)%
Retail	22,090	11,613	10,477	90.2%
Royalty	713	807	(94)	(11.6)%
Consolidated contribution	$29,562	$29,415	$147	0.5%

Reconciliation of consolidated contribution to income (loss) from continuing operations:
Consolidated contribution	$29,562	$29,415	$147	0.5%
Amounts not directly related to segments:
Operating expenses	(11,695)	(36,521)	24,826	68.0%
Other expense, net	(413)	(222)	(191)	(86.0)%
Income tax (expense) benefit	(3,438)	2,342	(5,780)	(246.8)%
Income (loss) from continuing operations	$14,016	$(4,986)	$19,002	381.1%

(1) Cardio products include: connected-fitness bikes, the Bowflex® C6, Bowflex® VeloCore®, Schwinn® IC4, Max Trainer®, connected-fitness treadmills, other exercise bikes, ellipticals and subscription services.

(2) Strength products include: Bowflex® Home Gyms, Bowflex® SelectTech® dumbbells, kettlebell and barbell weights, and accessories.

BALANCE SHEET INFORMATION

The following summary contains information from our consolidated balance sheets as of June 30, 2021 and March 31, 2021 (unaudited and in thousands):

	As of
	June 30, 2021	March 31, 2021
Assets

Cash and cash equivalents	$25,218	$38,441
Restricted cash	1,339	1,339
Available-for-sale securities	56,264	73,448
Trade receivables, net of allowances	98,160	88,657
Inventories	111,132	68,085
Prepaids and other current assets	15,650	25,840
Income taxes receivable	9,500	—
Total current assets	317,263	295,810
Property, plant and equipment, net	24,718	24,496
Operating lease right-of-use assets	25,662	19,108
Other intangible assets, net	9,350	9,365
Deferred income tax assets, non-current	3,068	2,144
Other assets	2,325	3,307
Total assets	$382,386	$354,230

Liabilities and Shareholders' Equity

Trade payables	$114,602	$98,878
Accrued liabilities	14,515	19,627
Operating lease liabilities, current portion	4,706	3,384
Warranty obligations, current portion	8,191	7,243
Income taxes payable, current portion	845	5,709
Debt payable, current portion, net of unamortized debt issuance costs	3,125	3,000
Total current liabilities	145,984	137,841
Operating lease liabilities, non-current	23,221	17,875
Warranty obligations, non-current	1,593	1,408
Income taxes payable, non-current	3,805	3,657
Other non-current liabilities	606	607
Debt payable, non-current, net of unamortized debt issuance costs	10,296	10,297
Shareholders' equity	196,881	182,545
Total liabilities and shareholders' equity	$382,386	$354,230

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Non-GAAP Presentation
In addition to disclosing its financial results determined in accordance with GAAP, Nautilus has presented in this release certain non-GAAP financial measures, which exclude the impact of certain items (as further described below) and provide supplemental information regarding operating performance. Nautilus presents non-GAAP financial measures as a complement to results provided in accordance with GAAP, and the non-GAAP financial measures should not be regarded as a substitute for GAAP. By disclosing these non-GAAP financial measures, management intends to provide investors with a supplemental comparison of operating results and trends for the periods presented. Management believes these measures are also useful to investors as such measures allow investors to evaluate performance using the same metrics that management uses to evaluate past performance and prospects for future performance. Nautilus strongly encourages you to review all its financial statements and publicly filed reports in their entirety and to not rely on any single financial measure.

EBITDA from Continuing Operations

Nautilus defines EBITDA from continuing operations as its income from continuing operations, adjusted to exclude interest expense (income), income tax expense (benefit) of continuing operations, and depreciation and amortization expense. Nautilus uses EBITDA from continuing operations in evaluating its operating results and for financial and operational decision-making purposes such as budgeting and establishing operational goals. Nautilus believes that EBITDA from continuing operations helps identify underlying trends in its business that could otherwise be masked by the effect of the items that are excluded from EBITDA from continuing operations and enhances the overall understanding of the Company’s past performance and future prospects. Management believes that EBITDA is frequently used by investors, securities analysts, and other interested parties in their evaluation of companies, many of which present EBITDA when reporting their results. Other companies may calculate EBITDA differently, and it may not be comparable.

Adjusted Results

In addition to disclosing the comparable GAAP results, Nautilus has presented its operating expenses, operating income, and income from continuing operations on an adjusted basis. Adjusted operating expenses excludes the non-cash charges related to the disposal group held-for-sale of Octane Fitness®. Adjusted operating income excludes non-cash charges related to the disposal group held-for-sale of Octane Fitness®. Adjusted income from continuing operations excludes the loss as well as the associated tax benefit. We believe that the adjustment of this charge and associated tax benefit, which are inconsistent in amount and frequency, supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance. In addition to presenting its EBITDA from continuing operations as described above, Nautilus has also presented EBITDA from continuing operations on an adjusted basis, excluding the aforementioned loss for similar reasons.

Adjusted EBITDA from Continuing Operations

In addition to presenting its EBITDA from continuing operations as described above, Nautilus has also presented EBITDA from continuing operations on an adjusted basis, to exclude the non-cash charge related to stock-based compensation expense. We believe that the adjustment of this charge, which is inconsistent in amount and frequency, supplements the EBITDA information with a measure that can be used to assess the sustainability of our operating performance.

The following table presents a reconciliation of operating expenses, the most directly comparable GAAP measure, to Adjusted operating expenses for the three-months ended June 30, 2021 and 2020 (unaudited and in thousands):

	Three-Months Ended June 30,
	2021	2020
Operating expenses	$37,638	$54,502
Loss on disposal group(1)	—	(29,013)
Adjusted operating expenses	$37,638	$25,489

The following table presents a reconciliation of operating income (loss), the most directly comparable GAAP measure, to Adjusted operating income for the three-months ended June 30, 2021 and 2020 (unaudited and in thousands):

	Three-Months Ended June 30,
	2021	2020
Operating income (loss)	$17,867	$(7,106)
Loss on disposal group(1)	—	29,013
Adjusted operating income	$17,867	$21,907

The following table presents a reconciliation of income (loss) from continuing operations, the most directly comparable GAAP measure, to Adjusted income from continuing operations for the three-months ended June 30, 2021 and 2020 (unaudited and in thousands):

	Three-Months Ended June 30,
	2021	2020
Income (loss) from continuing operations	$14,016	$(4,986)
Loss on disposal group(1)	—	29,013
Income tax benefit for loss on disposal group	—	(7,216)
Adjusted income from continuing operations	$14,016	$16,811

The following table presents a reconciliation of income (loss) from continuing operations, the most directly comparable GAAP measure, to EBITDA from continuing operations for the three-months ended June 30, 2021 and 2020 (unaudited and in thousands):

	Three-Months Ended June 30,
	2021	2020
Income (loss) from continuing operations	$14,016	$(4,986)
Interest expense, net	293	337
Income tax expense (benefit) from continuing operations	3,438	(2,342)
Depreciation and amortization	2,054	2,646
Earnings (loss) before interest, taxes, depreciation, and amortization (EBITDA) from continuing operations	$19,801	$(4,345)

The following table presents a reconciliation of income (loss) from continuing operations, the most directly comparable GAAP measure, to Adjusted EBITDA from continuing operations for the three-months ended June 30, 2021 and 2020 (unaudited and in thousands):

	Three-Months Ended June 30,
	2021	2020
Income (loss) from continuing operations	$14,016	$(4,986)
Interest expense, net	293	337
Income tax expense (benefit) from continuing operations	3,438	(2,342)
Depreciation and amortization	2,054	2,646
Loss on disposal group(1)	—	29,013
Stock-based compensation expense	1,225	865
Adjusted earnings before interest, taxes, depreciation, and amortization (Adjusted EBITDA) from continuing operations	$21,026	$25,533

The following table presents a reconciliation of diluted income (loss) per share from continuing operations, the most directly comparable GAAP measure, to Adjusted diluted income per share from continuing operations for the three-months ended June 30, 2021 and 2020 (unaudited and in thousands):

	Three-Months Ended June 30,
	2021	2020
Diluted income (loss) per share from continuing operations	$0.43	$(0.17)
Loss on disposal group, net of tax(1)	—	0.73
Adjusted diluted income per share from continuing operations	$0.43	$0.56

(1) Loss on disposal group
In accordance with Accounting Standards Codification (“ASC”) 360, Property, Plant and Equipment, for a long-lived assets or disposal group classified as held-for-sale, a loss is recognized for the carrying amount that exceeds the fair market value of the long-lived assets less the cost to sell. The assets and liabilities of a disposal group classified as held-for-sale should be presented separately in the asset and liability sections, respectively, of the balance sheet. The disposal group was structured as a sale of the subsidiary shares and we elected to classify the deferred taxes associated with the individual assets and liabilities as part of the disposal group held-for-sale.